Exhibit 99.1

Alico Restructures Land Sale Agreements

Receives $11.1 million cash

LaBelle, FL, October 24, 2007 — Alico, Inc. (NASDAQ:ALCO), a land management company, announced today that its wholly owned subsidiary, Alico-Agri, Ltd. (the Company) has restructured one of its previously announced agreements with The Ginn Development Companies (Ginn) for the sale of Alico-Agri’s property in Lee County, Florida.

The Company has three separate agreements with Ginn. The original contracts were entered into in 2001 and 2003 for approximately 5,609 acres near Florida Gulf Coast University. The total amounts for each contract are: $62.9 million for the first contract for which the Company holds a note receivable for $54.5 million; $63.5 million for the second contract, which is structured as a series of option payments; and $12.0 million for the third contract, for which the Company holds a note receivable for $11.4 million.

The first contract, for a sale which closed in July 2005, was restructured to reduce the amount of principal due on September 28, 2007 from $12.3 million to $0.4 million; the amount of principal due on September 28, 2008 from $12.3 million to approximately $3.5 million; the amount of principal due on September 28, 2009, from $14.1 million to $12.0 million; and the amount of principal due on September 28, 2010 from $15.8 million to $12.0 million. The restructuring extends the term one year for a balloon payment on September 28, 2011 of approximately $26.6 million. The note was also revised to set the interest rate retroactively to July, 2005 and base it on LIBOR plus 1.5%. The future payment of all interest outstanding will be made on a quarterly basis for the remaining term of the note based on LIBOR plus increasing percentage increments. The payment terms for the second and third contracts remain unchanged.

The Company has received a payment of $6.8 million related to the first contract. This payment consisted of $0.4 million of principal, $6.1 million of interest and the balance as an expense reimbursement. Additionally, the Company received payment of $3.6 million for a one year extension on the option contract, and a payment of $0.7 million for interest due on the third contract.

Alico Chairman and CEO John Alexander stated that he was pleased that the Ginn contracts could be restructured in a mutually acceptable fashion. “Due to complications in the permitting process and an overall slowdown in the real estate market, we are working with Ginn to help them succeed in this project. We continue to be excited about the benefits that the Ginn communities will bring to the Ft. Myers area. We believe that the contractual modifications are mutually beneficial to Ginn and the Alico shareholders.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate operations. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

John R. Alexander

La Belle, Florida

(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about hopes and beliefs such as the belief that the contract modification is mutually beneficial and involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.